Exhibit 10.1

ModusLink Global Solutions, Inc.

FY 2014 Executive Management Incentive Plan

1.	Purpose

The objective of the FY 2014 Executive Management Incentive Plan (“2014 EMIP Plan” or “Plan”) is to recognize and reward the achievement of financial, business and management goals that are essential to the success of ModusLink Global Solutions, Inc. and its subsidiaries.

2.	Period of Effectiveness

This Plan relates to the 2014 fiscal year, August 1, 2013 to July 31, 2014.

3.	Eligibility

A.	Certain executive employees of the Company, as determined by the Committee, are eligible to be Participants. The Company will issue all Participants a notice of their eligibility and their individual Plan components by providing a document in the form of Appendix A to each eligible Participant.

B.	To be eligible for any payment under the Plan, a Participant must be an active employee of the Company in good standing on the date actual Plan payments are made, provided, however, that a Participant will remain eligible for a payment under the Plan to the extent such Participant (i) was employed by the Company for the Plan Period and (ii) has his or her employment with the Company involuntarily terminated by the Company without Cause after the Plan Period but prior to the date Plan payments are made.

4.	Payout Percentage

Participants will be assigned a Payout Percentage for the 2014 EMIP Plan, expressed as a percentage of Base Salary. The Payout Percentage will vary according to the Participant’s position. Actual payout percentage will vary based on the factors described in Section 6 below.

5.	Components and Performance Levels

The Payout Amount will be determined based upon achievement by the Company of three financial metrics: Adjusted EBITDA, Revenue Excluding Materials and Cash Conversion Cycle. A percentage of each Participant’s Payout Percentage will be allocated to each of the relevant components for that Participant on a 70%, 15%, 15% basis among Adjusted EBITDA, Revenue Excluding Materials and Cash Conversion Cycle, respectively. The Individual Performance Factor will also influence the Payout Amount. Each Participant will be informed of the “Threshold,” the “Target” and the “Maximum” performance levels for each metric.

6.	Gate

No payment will be made under the Plan to any Plan Participant unless at least the Threshold level of performance is achieved for Adjusted EBITDA.

No payout will be made without approval from the Committee.

7.	Calculation of Achievement and Overachievement Adjustments

A.	Adjusted EBITDA

In the event that at least the Threshold level for Adjusted EBITDA is achieved, but less than the Target level for Adjusted EBITDA is achieved, a Participant would be eligible to receive a portion of Adjusted EBITDA component of his or her Payout Percentage based on a pro rata sliding scale running between 50% and 100% of that component of the Payout Percentage (i.e. between 50% and 100% of the 70% attributable to Adjusted EBITDA). In the event that the Target level for Adjusted EBITDA is achieved, a Participant would be eligible to receive 100% of the Adjusted EBITDA component of his or her Payout Percentage (i.e. 100% of the 70% attributable to Adjusted EBITDA). Performance in excess of Target level for Adjusted EBITDA, up to the Maximum level for Adjusted EBITDA, shall be subject to the accelerator discussed below.

B.	Revenue Excluding Materials

In the event that the Target level for Revenue Excluding Materials is achieved, and the Gate set forth in Section 7 is met, a Participant would be eligible to receive 100% of the Revenue Excluding Materials component of his or her Payout Percentage (i.e. 100% of the 15% attributable to Revenue Excluding Materials). The Revenue Excluding Materials component of the Payout Percentage will be subject to upward adjustment by the accelerator discussed below, if (i) Adjusted EBITDA exceeds the Target level and (ii) the Revenue Excluding Materials meets or exceeds the Target level.

C.	Cash Conversion Cycle

In the event that the Target level for Cash Conversion Cycle is achieved, and the Gate set forth in Section 7 is met, a Participant would be eligible to receive 100% of the Cash Conversion Cycle component of his or her Payout Percentage (i.e. 100% of the 15% attributable to Cash Conversion Cycle). The Cash Conversion Cycle component of the Payout Percentage will be subject to upward adjustment by the accelerator discussed below, if (i) Adjusted EBITDA exceeds the Target level and (ii) the Cash Conversion Cycle meets or exceeds the Target level.

D.	Accelerator

In the event that Adjusted EBITDA performance exceeds the Target level, the payout related to Adjusted EBITDA shall be subject to an accelerator which may result in payment of 2X the participant’s target bonus provided that the Adjusted

EBITDA reaches a stated maximum amount. Achieved performance levels that fall between the target Adjusted EBITDA and the stated maximum Adjusted EBITDA shall result in accelerated MIP payouts which shall be calculated by dividing the maximum amount of Adjusted EBITDA performance over the Target into thirds and applying step function percentages to the increase over the target. Such percentages shall rise such that the pool shall increase by 10% of the first 1/3 performance over target, 20% of the next 1/3 performance over target and 30% of the last 1/3 performance over target. The same accelerator will be applied to the payout related to each of the Revenue Excluding Materials and Cash Conversion Cycle metrics, provided that, in each such case, at least the Target level of performance has been achieved for each such metric.

E.	Individual Performance Factor

An Individual Performance Factor will be determined by the President and Chief Executive Officer for each Participant and by the Committee for the President and Chief Executive Officer, based on the Participant’s performance against goals to be developed with such Participant. The Individual Performance Factors shall be applied determined such that on an aggregated basis, the sum of all Payout Amounts shall not increase above the maximum amount determined by applying Sections 8A through 8C to each Participant. For example, if by applying Sections 8A through 8C, Payout Amounts would equal $10,000 in the aggregate, the impact of the Individual Performance Factors will not result in actual payouts in excess of $10,000.

8.	Payout Calculations

A.	A Participant’s Payout Amount will be calculated by multiplying for each component (A) the Payout Percentage, by (B) the weight percentage associated with each component per Section 6 above, by (C) the achievement level for such component computed in accordance with Section 7 above, by (D) the accelerator, if any, by (E) the Participant’s Base Salary; and then adding the resulting amounts. This amount will then be multiplied by the Individual Performance Factor, resulting in the actual payout to the Participant.

B.	If the employee’s Payout Percentage changes during the Fiscal Year, the bonus payout will be pro-rated as follows: The new Payout Percentage will apply to the number of full months at the new percentage. The previous Payout Percentage will apply to the prior months.

C.	Any payments under this Plan will be made in accordance with the Company’s normal payroll practices.

9.	Administration of Plan; Miscellaneous Matters

A.	Payment on any particular occasion of any bonus amount in accordance with this Plan shall not create the presumption that any further bonus amount will be paid to the Participant thereafter under this Plan or otherwise.

B.	Participants who live and work in a non-United States location will have their Plan payout calculations performed and payouts issued in their local currency, unless a specific ex-patriate or other employment agreement specifically provides otherwise.

C.	The adoption of this Plan shall not be deemed to give any employee the right to be retained in the employ of ModusLink Global Solutions or its subsidiaries or to interfere with the right of the Company to dismiss any employee at any time, for any reason not prohibited by law nor shall it be deemed to give the Company the right to require any employee to remain in its employ.

D.	Payments under this Plan are not to be considered for any purpose as part of the Participant’s base salary or wages.

E.	The financial targets assigned and recognized as goals on any of the performance factors may be removed, revised or otherwise modified by the Committee at any time for any reason or for no reason.

F.	The Committee’s interpretation of the Plan is final and is in the sole and absolute discretion of the Committee. The Committee shall define and interpret the Plan components in their sole discretion. The Committee reserves the right to make final and binding decisions regarding the amount of incentive, if any, to be paid to any Participant. The Committee also reserves the right to amend, terminate and modify this Plan at any time in its sole discretion with or without notice. Each Participant, by signing a Certificate of Acknowledgment attached hereto as Appendix B, specifically acknowledges this right and agrees to be bound by the terms of the Plan.

G.	No Participant or third party acting on behalf of or through a Participant shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any amounts that may be payable hereunder, nor shall any of said amounts be subject to seizure for payment of debt, judgments, alimony or separate maintenance owed by a Participant, or be transferable by operation of law in the event of a bankruptcy, or otherwise.

H.	This Plan is administered by, and all decisions regarding any payments hereunder shall be made from ModusLink Global Solutions, Inc. regardless of whether a Participant is employed by ModusLink Global Solutions or one of its subsidiaries.

I.	If any term or condition of this Plan is found to be in non-conformance with a given state or federal or other law, that term or condition will be non-enforceable but will not negate other terms and conditions of the Plan.

J.	The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any legal actions arising out of or relating to this Plan shall be brought exclusively in the state and federal courts located in Middlesex or Suffolk County, Massachusetts.

10.	Definitions

As used herein, the following capitalized terms shall have the following definitions:

A.	“Adjusted EBITDA” as used herein, means EBITDA, less the impact of the following items: Restructuring Expense, Legal or other fees related to the SEC inquiry and such other items as may be determined by the Committee.

B.	“Base Salary” is the total actual amount of base salary earned by the Participant during the Plan Period (or portion thereof) during which the Participant was a Participant.

C.	“Cash Conversion Cycle” as used herein, means the timespan between the Company disbursing and collecting cash, reflected in the following formula: as Days Sales Outstanding(DSO) + Days Inventory Outstanding(DIO) – Days Payables Outstanding(DPO) [DSO is equal to Gross Accounts Receivable divided by the dividend of the last 60 days sales divided by 60. DIO is equal to Gross Inventory divided by the dividend of the last 60 days Cost of Materials (excluding any charges related to Inventory Provisions divided by 60. DPO is equal to Accounts Payable divided by the dividend of the last 60 days of Includable Costs (which is the Total Cos Materials excluding any charges related to Inventory Provisions + Total COGS excluding Salary, Benefits and Bonus costs related to ModusLink FTE’s, Depreciation, Amortization, Stock Comp. Expense + Total SG&A excluding Salary, Benefits and Bonus costs related to ModusLink FTE’s, Depreciation, Amortization, Stock Compensation Expense) divided by 60]

D.	“Cause” means a good faith finding by a majority of the members of the Board of Directors of the Company, after giving the Participant an opportunity to be heard, of: (i) grossly negligent or willful misconduct by the Participant in connection with his or her employment duties, (ii) failure by the Participant (other than due to disability) to perform his or her duties or responsibilities required pursuant to his or her employment, after written notice and an opportunity to cure, (iii) misappropriation by the Participant of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or other financial or other fraud committed by the Participant, (v) the Participant knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) the Participant’s indictment for, conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude.

E.	“Committee” means the Human Resources and Compensation Committee of the Board of Directors of ModusLink Global Solutions, Inc.

F.	“Individual Performance Factor” means a factor between 0.5 and 1.5 (inclusive).

G.	“ModusLink” or the “Company” means ModusLink Global Solutions, Inc. and its subsidiaries.

H.	“Participants” mean those certain designated executive ModusLink employees whose roles and responsibilities are deemed by the Committee to be critical to operations and who have direct responsibility for or impact on achieving the financial results of the Company.

I.	“Payout Amount” means any payout made under this Plan.

J.	“Payout Percentage” as used herein, means the bonus percentage that may be earned under the Plan, at target performance.

K.	“Plan Period” or “Fiscal Year” means the time period from August 1, 2013 through July 31, 2014.

L.	“Revenue Excluding Materials” as used herein, means Revenue less Costs associated with the purchase and resale of materials where Revenue is calculated in accordance with GAAP and as reported in the Company’s financial systems.

Appendix A

FY 2014 Executive Management Incentive Plan

Participant Information Form

Participant Name:

Payout Percentage:

The Payout Percentage is allocated as follows:

Adjusted EBITDA:	70%

Revenue Excluding Materials:	15%

Cash Conversion Cycle:	15%

The relevant Targets for Participant are as follows:

Adjusted EBITDA
Threshold:	$

Target:	$

Maximum:	$

Revenue Excluding Materials
Target:	$

Cash Conversion Cycle

Target:	$

Note: Adjusted EBITDA levels expressed prior to any bonus payments. Any individual performance factor applied to the final bonus payout must be substantiated by written documentation supporting the target results.

Appendix B

Certificate of Acknowledgement

I,                             , hereby certify that I have read the ModusLink Global Solutions, Inc. FY 2014 Executive Management Incentive Plan. I understand and agree with the terms of the Plan and agree to be bound thereby.

Participant Signature	Date

Printed Name